Exhibit 99.1

Towers Watson Announces Expansion of Exchange Solutions Segment

Jim Foreman to lead Exchange Solutions, Carl Hess to succeed Foreman as managing director of Americas Region

January 23, 2014

| UNITED STATES

NEW YORK, January 23, 2014 — In a move designed to help employers better navigate the dynamic health care environment, global professional services company Towers Watson (NYSE, NASDAQ: TW) announced today plans to unite the company-wide expertise and resources dedicated to health care exchanges and administration within its Exchange Solutions segment. The company also announced that Jim Foreman, managing director of the Americas, will lead the expanded Exchange Solutions segment. Carl Hess, global head of the company’s Investment business, will succeed Foreman as leader of the Americas. Both appointments are effective February 1, 2014.

Towers Watson will combine the operations and associates of Extend Health, which it acquired in 2012; Liazon, which it acquired in late 2013; much of its North American Technology and Administration Solutions health care business, and other consultants dedicated to health care exchanges into the existing Exchange Solutions segment. The result will be a much larger and broader business unit dedicated to helping employers deliver health care benefits to their employees and retirees through private exchanges and administration. Bryce Williams and Ashok Subramanian will stay on in their current roles.

“We believe this action strengthens our ability to provide the best exchange and administration solutions to the marketplace and also underscores our commitment to serving our clients and meeting their needs,” said John Haley, chairman and chief executive officer at Towers Watson. “We have a long history of innovation and expertise in benefits, and I’m confident that this will accelerate our ability to help companies thrive in the new health care reform environment.”

Foreman has served as managing director of the Americas at Towers Watson since January 2010. He also serves on the company’s executive committee and will continue to serve in that role. He initially joined the company in 1985 and has held several business leadership positions during his tenure.

Foreman has also served as executive vice president of national businesses and a member of the executive committee at a major insurer.

Hess, who will succeed Foreman, is currently the global head of the company’s Investment business, and has been at Towers Watson for 25 years.  He will also serve on the company’s executive committee.

“Jim and Carl bring extensive experience and the necessary leadership to these two important positions,” said Haley. “Jim’s expertise in both consulting and the health care insurance marketplace makes him a natural fit to lead Exchange Solutions. Carl is a true thought leader, and his track record of growing our Investment business over the years will be a tremendous asset in his new position.”

“I’m very excited about this opportunity and look forward to working with all of the associates who will now be part of Exchange Solutions,” said Foreman. “This includes Bryce Williams, who continues to do a remarkable job leading our retiree and access exchange business. He’s clearly a leading authority in the industry, and we look forward to his continued leadership in our business.”

“Health insurance exchanges will play a significant role in how employers deliver health care benefits to their employees and families in the future. And as the marketplace evolves, I look forward to continuing to work with the Exchange Solutions team to deliver the best possible solutions to our clients,” said Williams.

“Towers Watson has a well-earned reputation for putting clients first and acting as trusted advisors,” added Gene Wickes, global head of benefits at Towers Watson. “And we will continue to build on the momentum Exchange Solutions has already generated in the marketplace.”

ABOUT TOWERS WATSON

Towers Watson (NYSE, NASDAQ: TW) is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. The company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Towers Watson has more than 14,000 associates around the world and is located on the web at towerswatson.com.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: a decline in client demand (for example, resulting from the reduced use of defined benefit plans); the risk of a disclosure breach of company or client data; the ability to successfully make suitable acquisitions and divestitures; the risk that the acquisitions of Extend Health and Liazon are not profitable or are not otherwise successfully integrated; our ability to protect client data and our information systems; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our Exchange Solutions or OneExchange businesses fail to maintain good relationships with insurance carriers, become dependent upon a limited number of insurance carriers or fail to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees and to retain client relationships; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson’s business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.